Exhibit (h)(9)

FORM OF RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of                     , [between/among] [the/each] Acquiring Fund(s)[, severally and not jointly], listed on Schedule A (each, an “Acquiring Fund”), and [the/each] Acquired Fund(s)[, severally and not jointly] listed on Schedule B (each, an “Acquired Fund” and together with the Acquiring Fund[s], the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act,  and (ii) registered investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, to knowingly sell shares of the Acquired Funds to the Acquiring Funds in excess of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund[s] and the Acquired Fund[s] desire to set forth the following terms pursuant to which the Acquiring Fund[s] may invest in the Acquired Fund[s] in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund listed on Schedule C agree as follows solely with respect to an investment by an Acquiring Fund in an Acquired Fund that exceeds the limits in Section 12(d)(1)(A)(i) of the 1940 Act :

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

1

(ii) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than [5]% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification (of not less than [3] business days) of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The requirements of this paragraph shall not apply to transactions where the Acquired Fund is a closed-end fund traded in the secondary market. The requirements of this paragraph shall apply to transactions in shares of an Acquired Fund that is an exchange-traded fund only if the Acquiring Fund reasonably expects that its transaction will lead to the Authorized Participant redeeming Acquired ETF shares.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

(c) No Acquiring Fund shall invest in an Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i) of the 1940 Act unless such Acquired Fund is also included in Exhibit C, as may be amended from time-to-time in accordance with Section [6] of this Agreement.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

2

3.	Representations of the Acquiring Funds.

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement. (b) An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding Affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

(c) The Acquiring Fund and its Advisory Group, as such term is defined in the Rule, will not control (individually or in the aggregate) an Acquired Fund within the meaning of Section2(a)(9) of the 1940 Act.

4.	Indemnification.

a.	Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement or as a result of the willful misfeasance, bad faith or gross negligence in the performance of an Acquired Fund’s obligations or duties under this Agreement or the Rule.

b.	Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement or as a result of the willful misfeasance, bad faith or gross negligence in the performance of an Acquiring Fund’s obligations or duties under this Agreement or the Rule.

3

c.	Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual series of the Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:
[Name] c/o [Company] [Address] [City, State, Zip] Fax: Email: With a copy to: [Name] Attn: Legal Dept. [Address] [City, State, Zip] Fax: Email:

[Name of Acquired Fund]

c/o abrdn Inc.

Attn: Fund Compliance

1900 Market Street, Suite 200

Philadelphia, PA 19103

Email: fundcompliance.us@abrdn.com

With a copy to:

[Name of Acquired Fund]

c/o abrdn Inc.

Attn: Legal Dept.

1900 Market Street, Suite 200

Philadelphia, PA 19103

Email: legal.us@abrdn.com

6.	Term and Termination; Assignment; Amendment; Governing Law

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party; provided, however, that Section 4 shall survive the termination of this Agreement. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

4

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended only by a writing that is signed by each affected party.

(e) This Agreement will be governed by the laws of the State of [Delaware] without regard to its choice of law principles.

(f) Notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Fund[(s)] shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the [applicable Fund(s)].

7.	Additional Funds

In the event that a Fund, or registrant, wishes to include one or more series in addition to those originally set forth on Schedules A, B or C, such party shall so notify the other party in advance in writing, and if the other party agrees in writing, such series shall hereunder become an Acquiring Fund, or Acquiring Fund, as applicable, and Schedule A, B or C, as applicable, shall be amended accordingly.

8.	Miscellaneous

(a)        Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(b)        Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(c)        Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

[Remainder of page intentionally left blank]

5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[abrdn Funds/abrdn ETFs], on behalf of its series listed on Schedule B hereto individually and not jointly

By:
Name:	[ ]
Title:	[ ]

[Acquiring Fund]

By:
Name:	[ ]
Title:	[ ]

6

SCHEDULE A

Acquiring Funds

[ ]

7

SCHEDULE B

Acquired Funds

[ ]

8

SCHEDULE C

Acquired Funds in which Acquiring Funds may invest in excess of the limits set forth in Section 12(d)(1)(A)(i)

[ ]

9